Exhibit 10.8
Northfield Bank
Senior Management Supplemental Benefit Plans
January 2007
Disability Program
Short Term Disability (STD)
In lieu of participation in the PTO Bank, senior management (as defined for Reg. O purposes) will be paid their full salary for the duration of their short-term disability but not to exceed the state laws of 26 weeks or after which long-term disability benefits becomes available. Any payments under the Group STD Policy will be reimbursed to the Bank.
Long Term Disability (LTD)
The Bank maintains a LTD policy for all full time employees and pays the premiums thereon. Senior management (as defined for Reg. O purposes) will be responsible for payment of their share of the cost of the Group LTD Policy premium. (When premiums on a LTD policy are paid by the insured, the benefits received are exempt from income taxes.) The Bank will make a bonus payment to senior management in recognition of their payment of their own LTD premiums in an amount determined solely by the Bank.
Non-Qualified Deferred Compensation Plan
The bank maintains a Non-Qualified Deferred Compensation Plan for senior management (prior to formalization of this plan certain executives were included in the plan as part of the consideration of their employment and will be grandfathered). The plan encompasses both a voluntary compensation deferral plan, and a “make-up” payment plan to compensate for benefits that would otherwise be limited due to IRS qualified plan limitations (SERP).
Under the voluntary deferred compensation portion of the plan, eligible executives may voluntarily defer a portion of their salary or bonus on a pre-tax basis. The SERP portion of the plan “makes up” benefits that would have been paid under the IRS qualified plans but were limited as a result of qualified plan compensation limitations, time in service issues, or other eligibility reasons. (Please see a copy of the plan for details.)
Approved by Compensation Committee 11/20/2006